Exhibit 23.2

CONSENT OF TIAX LLC

We hereby consent to the inclusion in the Annual Report on Form 10-K of KiOR, Inc. (the “Company”) for the year ended December 31, 2011 (the “Form 10-K”) of references to information contained in our calculation of lifecycle greenhouse gas emissions titled Lifecycle Greenhouse Gas Emissions for KiOR Gasoline and Diesel Pathways, dated February 14, 2011, and any updates to such document. We further consent to the incorporation by reference of such references into the Company’s Registration Statement on Form S-8 (No. 333-175220). We further consent to the inclusion of this consent as an exhibit to the Form 10-K.

By:	/s/ Joseph M. Centofani
Name:	Joseph M. Centofanti TIAX LLC March 26, 2012